Exhibit 3.6
ENDORSED
FILED
In the office of the Secretary of State
of the State of California
MAR 27 1985
MARCH FONG EU, Secretary of State
Sharon K. Hawkins
Deputy
ARTICLES OF INCORPORATION
OF
A D A J CORPORATION
I.
     The name of this corporation is A D A J CORPORATION
II.
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III.
     The name and address in the State of California of this corporation’s initial agent for service of process is:
JACK ALTMAN, Esq.
18040 Sherman Way, Suite 530
Reseda, California 91335
IV.
     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 7,500.
Dated: March 25, 1985

/s/ Charles Caspary
CHARLES CASPARY

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Charles Caspary
CHARLES CASPARY